1900 K Street, N.W. Washington, DC 20006 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

January 12, 2016

VIA EDGAR

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	The Charles Schwab Family of Funds Post-Effective Amendment No. 96 to Registration Statement on Form N-1A (File Nos. 33-31894 and 811-5954)

Ladies and Gentlemen:

Our client, The Charles Schwab Family of Funds (the “Trust”), has enclosed, pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”), Post-Effective Amendment (“PEA”) No. 96 to the Trust’s Registration Statement on Form N-1A.

This filing is made pursuant to Rule 485(b)(1)(iii) under the 1933 Act for the sole purpose of designating a new effective date for PEA No. 94. The Trust hereby elects to have PEA No. 94 become effective on January 20, 2016.

I hereby certify that this PEA does not contain disclosure that renders it ineligible to be filed under Rule 485(b).

Please contact me at (202) 261-3304 with any questions or comments.

Sincerely,

/s/ Stephen T. Cohen
Stephen T. Cohen